Exhibit 10.1

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SALE AND PURCHASE AGREEMENT

This Sale and Purchase Agreement (this “Agreement”) is made as of March 19, 2026 (“Effective Date”)

BETWEEN

(1)	ANIMOCA BRANDS LIMITED, a company incorporated in Hong Kong, with company number 62849450 and whose principal place of business is at 28/F Landmark South, 39 Yip Kan St, Wong Chuk Hang, Hong Kong (the “Seller”); and

(2)	ALPHATON CAPITAL CORP., a British Virgin Islands Corporation listed on The Nasdaq Capital Market under the ticker ATON and whose registered office address is at Clarence Thomas Building, Road Town, Tortola, the British Virgin Islands (the “Buyer”).

The Seller and the Buyer are each a “Party” and collectively, the “Parties.”

BACKGROUND

A.	The Seller represents the most vibrant and engaged Web3 community worldwide. It is driving digital property rights to help establish the open metaverse and its associated network effects.

B.	The Buyer is a specialized digital asset treasury company focused on building and managing a strategic reserve of TON tokens and developing the Telegram ecosystem. The Buyer implements a comprehensive treasury strategy that combines direct token acquisition, validator operations, and strategic ecosystem investments to generate sustainable returns for shareholders.

C.	The Seller owns directly all of the issued and outstanding share capital of Ga Mee Global Limited, a company incorporated in Hong Kong, with business registration number 2990256 and whose registered office is at Flat 7B Shing Hing Commercial Building, 21-27 Wing Kut Street, Central, Hong Kong (the “HK Company”) and all of the issued and outstanding share capital of Gamee Limited, a company incorporated in the United Kingdom, with company number 10584121 and whose registered office is at Bluebell House, Brian Johnson Way, Preston, United Kingdom, PR2 5PE (the “UK Company”, and together with the HK Company and the Czech Company or depending on the context, each of the UK Company, HK Company and the Czech Company, “GaMee”). GaMee has over 119 million registered users and has served over 10 billion gameplay sessions across all its platforms; it is a highly popular Web3 gaming company in the Telegram ecosystem, where it has over 61 million users.

D.	The Seller will cause the Reorganisation Transaction (as defined herein) to occur and immediately after the Reorganisation Transaction, the HK Company will become the owner of 100% of the Equity Interest (as defined herein) of the UK Company.

E.	The Seller has agreed to sell and the Buyer has agreed to buy the Sale Shares (as defined herein) and the Sale Tokens (as defined herein) subject to and on the terms and conditions of this Agreement.

OPERATIVE PROVISIONS

1.	Interpretation

1.1	The definitions and rules of interpretation in this Clause apply to this Agreement.

Accounting Firm: has the meaning given to that term in Clause 6.7.

Accounting Principles: means: being (i) with respect to the UK Company, the accounting standards applicable to small and medium-sized entities pursuant to applicable UK Laws or industry practice, as in effect from time to time; (ii) with respect to the HK Company, the Hong Kong Small and Medium-sized Entity Financial Reporting Standards, as in effect from time to time; (iii) with respect to the Czech Company, the accounting standards applicable to small and medium-sized entities pursuant to applicable Czech Laws or industry practice, as in effect from time to time; and (iv) with respect to any IFRS financial statements of the UK Company, HK Company and Czech Company, IFRS, as in effect from time to time.

Action: means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, or investigation of any nature, civil, criminal, administrative, regulatory, or otherwise, whether at law or in equity.

Affiliate: in relation to a Party, means any other person that controls, is controlled by, or is under common control with, the Party, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

Balance Sheet Date: has the meaning given to that term in Section 6.2 of Part A of Schedule 1.

Business Day: means a day when banks in Hong Kong and New York are open for business other than a Saturday, Sunday or public holiday in Hong Kong or New York.

Buyer Shares: means ordinary shares of the Buyer which are listed on The Nasdaq Capital Market (ticker: ATON).

Buyer’s Designated Wallet: means such wallet address as may be designated in writing by the Buyer to the Seller prior to Completion.

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Buyer’s Stamp Duty: means an amount equal to 0.1% of the total maximum value of the Consideration (expressed in HK$).

Claim: means a claim under, in connection with or related to this Agreement, or the Transaction.

Company Secretary: means the company secretary of the HK Company.

Completion: means completion of the sale and purchase of the Sale Shares and the Sale Tokens and payment of the Consideration set forth in Clause 2.2(a) in accordance with this Agreement.

Completion Buyer Shares: means 99,800 Buyer Shares representing 4.99% of the Total Completion Shares.

Completion Consideration: means a total of US$3,500,000 consisting of (i) cash in an amount equal to US$1,500,000, and (ii) 2,000,000 Buyer Shares valued at US$1.00 per share, having an aggregate value of US$2,000,000 (the “Total Completion Shares”).

Completion Date: has the meaning given to that term in Clause 4.2.

Completion Pre-Funded Warrants: means the Pre-Funded Warrants exercisable for 1,900,200 Buyer Shares, being the difference between (i) the Total Completion Shares and (ii) the Completion Buyer Shares.

Conditions: has the meaning given to that term in Clause 3.1.

Consent: has the meaning given to that term in Clause 3.1(a).

Consideration: means (i) Completion Consideration and (ii) Earn-Out Payments.

Contract: means any and all contracts, leases, deeds, mortgages, licenses, instruments, notes, loans, commitments, undertakings, indentures, joint ventures, and all other agreements, commitments, and legally binding arrangements, whether written or oral.

Covenantee: has the meaning given to that term in Clause 5.4(d).

Covenantor: has the meaning given to that term in Clause 5.4(d).

Czech Company: means Gamee Mobile s.r.o., a company incorporated under the laws of the Czech Company, which is indirectly wholly-owned by the UK Company.

Data Room: means the electronic data room available at [***].

Designated Entity: means such entity as may be notified by the Seller to the Buyer at least seven (7) days prior to the anticipated date of transfer pursuant to Clause 2.3.

Disclosed: means disclosed in or under the Disclosure Documents.

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Disclosure Documents: means the documents contained in the Data Room.

Domain Name: means any Internet domain name, web address, uniform resource locator, social media handle, username or account identifier, and all goodwill associated with any of the foregoing.

Earn-Out Payments: means the First Earn-Out Payment and/or Second Earn-Out Payment, as applicable.

Earn-Out Period EBITDA: means the First Earn-Out Period EBITDA and/or Second Earn-Out Period EBITDA, as applicable.

Earn-Out Period Statements: means the First Earn-Out Period Statement and Second Earn-Out Period Statement.

EBITDA: means, for the HK Company, the net income plus, without duplication and to the extent already deducted (and not added back) in arriving at such net income, the sum of the following amounts, in each case, during any measurement period: (a) total interest expense, net of interest income; (b) provision for taxes based on income or profits, including federal, foreign, and state taxes paid or accrued during such measurement period; and (c) depreciation and amortization including any non-cash impairment charges.

Encumbrance: means any interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement or claim, easement, encroachment, condition, right of way or restriction of any kind.

Equity Interest: means (a) any common, preferred, or other capital stock, limited liability company interest, or membership interest, partnership interest, or similar security; (b) any warrants, options, restricted stock units, restricted stock or other rights to, directly or indirectly, acquire any security described in Clause (a); (c) any security or instrument convertible or exchangeable, directly or indirectly, with or without consideration, into or for any security described in Clauses (a) and (b) above or another similar security (including convertible notes); and (d) any security carrying any warrant or right to subscribe for or purchase any security described in Clauses (a) through (c) above or any similar security.

Expense: means any fee, cost, expense, payment, expenditure, and Liabilities.

Financial Statements: has the meaning given to that term in Section 6.1 of Part A of Schedule 1.

First Earn-Out Payment: means:

(a)	if the First Earn-Out Period EBITDA equals or exceeds US$1,200,000, US$3,500,000; or

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(b)	if the First Earn-Out Period EBITDA is less than US$1,200,000 but greater than zero, an amount equal to US$3,500,000 multiplied by a fraction, the numerator of which is such EBITDA and the denominator of which is US$1,200,000, payable as US$2,000,000 in cash and US$1,500,000 in Buyer Shares (consisting of 1,000,000 Buyer Shares at US$1.50 per share) where the amount equals US$3,500,000, and for any lesser amount the cash and stock components shall be reduced proportionally on the basis that the cash component shall always equal 4/7 of the total First Earn-Out Payment and the stock component shall always equal 3/7 of the total First Earn-out Payment.

First Earn-Out Period: means the twelve (12)-month period beginning on the Completion Date and ending on the day immediately prior to the first anniversary of the Completion Date.

First Earn-Out Period EBITDA: means an amount equal to the EBITDA of the HK Company during the First Earn-Out Period.

First Earn-Out Period Statement: has the meaning assigned to such term in Clause 6.2(a).

GAAP: means generally accepted accounting principles in the United States in effect as of the applicable date of determination or in effect for the applicable period under consideration, as appropriate.

GaMee Business: means (a) the operation of a mobile gaming platform focused on onboarding a mass gaming audience to Web3 and (b) any other business GaMee conducts, in each case in any and all mediums engaged in by GaMee as at the Effective Date.

GaMee IP: means all Intellectual Property and Intellectual Property Rights in which GaMee has an ownership interest.

GaMee IT Assets: means all IT Assets used or held for use in the operation of the GaMee Business, including the GaMee Software and GaMee Website.

GaMee Software: means Software (including websites, smartphone or tablet applications, HTML code, and firmware and other Software embedded in hardware devices) owned, developed or under development, used or distributed by GaMee at the date of this Agreement (excluding Off-the-Shelf Software).

GaMee Website: means the website at https://www.gamee.com/.

GMEE: means the GAMEE token (ticker: GMEE).

Governmental Authority: means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

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HK$: means Hong Kong dollars, the official currency in Hong Kong.

HKIRD: means the Hong Kong Inland Revenue Department.

IFRS: means International Financial Reporting Standards as issued by the International Accounting Standards Board as adopted by the European Union.

IFRS Financial Statements: has the meaning given to that term in Section 6.1 of Part A of Schedule 1.

Information Privacy or Security Breach: means any unauthorized access, loss, corruption, or Processing of Personal Information or any information subject to a confidentiality obligation arising from any GaMee IT Assets.

Insolvency Event: with respect to any Party, means any of the following events:

(a)	(i) A resolution has been passed by the shareholders, directors or other governing body; (ii) an application has been made to any court or judicial or administrative body; (iii) an Order has been made by any court or judicial or administrative body; or (iv) a meeting of the creditors has been held or is in prospect, in each case for or in connection with the bankruptcy, winding up, liquidation or reorganisation of the Party;

(b)	the Party is unable to pay its debts as and when they fall due; or

(c)	the Party is insolvent within the meaning of any applicable Law.

Intellectual Property: means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing; (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing; (d) internet domain names, and social media account or user names (including “handles”), whether or not trademarks, all associated web addresses, URLs, websites and web pages, and all content and data thereon or relating thereto, whether or not copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein; and (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof.

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Intellectual Property Rights: means all rights of the following types, in any and all jurisdictions worldwide, in each case whether registered or unregistered: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, mask works, and moral rights; (b) Trademark rights and similar rights; (c) Trade Secret rights and similar rights; (d) Patent and industrial property rights and similar rights; (e) database rights and similar rights; (f) other proprietary rights in Intellectual Property; and (g) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in Clauses (a) through (f) above.

Interim Period: means the period between the date of this Agreement and the Completion Date (both dates inclusive).

IT Assets: means information technology or computer systems (including Software, hardware, equipment, databases, servers, networks, data communications lines, and telecommunications infrastructure) for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data or information.

Law: means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, rule, standard, requirement, administrative ruling, order, ordinance, principle of common law, legal doctrine, code, regulation, statute, treaty or process.

Leases: has the meaning given to that term in Section 10.2 of Part A of Schedule 1.

Leased Real Property: has the meaning given to that term in Section 10.2 of Part A of Schedule 1.

Liabilities: means any and all liabilities, debts, guarantees, commitments, assurances, claims or obligations of any nature, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, asserted or unasserted, due or to come due, or determined or determinable, including demands, losses, Taxes, fines, costs, expenses, royalties, penalties, judgements, deficiencies, remediate or damages of any kind whether or not resulting from a third-party claim, including attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

Longstop Date: means the date which is three (3) months from the date of this Agreement or such other date as may be agreed between the Parties in writing, including by email.

Lock-up Period: has the meaning given to that term in Clause 5.4.

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Locked Tokens: has the meaning given to that term in Clause 5.4.

Market Tokens: has the meaning given to that term in Clause 5.3.

Material Contracts: has the meaning given to that term in Section 8.1 of Part A of Schedule 1.

Order: means any award, decision, injunction, judgment, decree, settlement, order, process, ruling, subpoena or verdict (whether temporary, preliminary or permanent) entered, issued, made or rendered by any court, administrative agency, arbitrator, government authority or other tribunal of competent jurisdiction.

Off-the-Shelf Software: means commercially available off-the-shelf Software used or held for use by GaMee (a) that is not material to GaMee and (b) that has not been modified or customized for the GaMee Business.

Patents: means patents (including utility, utility model, plant and design patents and certificates of invention), patent applications (including additions, provisional, national, regional and international applications, as well as original, continuation, continuation-in-part, divisionals, continued prosecution applications, reissues, reviews and re-examination applications), patent or invention disclosures, registrations, applications for registrations and any term extension or other governmental action that provides rights beyond the original expiration date of any of the foregoing.

Permits: means all permits, licenses, franchises, approvals, authorizations, consents, registrations, certificates, variances and similar rights obtained, or required to be obtained, from, or issued, granted, given or authorized by, Governmental Authorities.

Person: means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

Personal Information: means, collectively, any information that (i) identifies (or in combination with other information may identify), relates to, describes, is capable of being associated with, or can be reasonably linked, directly or indirectly, to a natural person, computer or device; or (ii) is governed, regulated or protected by Privacy and Security Laws, and in each case, that is collected by GaMee from users of the GaMee IT Assets.

Pre-Funded Warrants: means the pre-funded Buyer Share purchase warrants, which warrants may be exercised immediately and shall expire when exercised in full, in the form of Exhibit A attached hereto.

Privacy and Security Laws: means, to the extent applicable to GaMee, any provisions of Laws regulating the Processing of Personal Information, including without limitation state data protection and breach notification Laws, the Federal Trade Commission Act, and state consumer protection Laws.

Privacy and Security Requirements: means, to the extent applicable to GaMee, all requirements under all Privacy and Security Laws.

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Process, Processed, Processes or Processing: means the access, creation, collection, use, storage, processing, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data.

Real Property: means any real property owned by, or leased or subleased to, the Seller, together with all buildings, structures and facilities located thereon.

Receiving Party: has the meaning given to that term in Clause 4.4.

Registered IP: means all Intellectual Property Rights that are registered, filed, issued or granted under the authority of, with or by, any Governmental Authority (or other registrar in the case of Domain Names) in any jurisdiction worldwide, including all Patents, registered copyrights, registered mask works and integrated circuit topographies, registered Trademarks, registered designs, Domain Names and all applications for any of the foregoing.

Reorganisation Transaction: means the reorganisation transaction pursuant to which the entire issued share capital of the UK company will be transferred by the Seller to the HK Company.

Sale Shares: means 60 ordinary shares, representing 60% of the total issued share capital in the HK Company.

Sale Tokens: means (i) 878,048,199.87 units of GMEE, being 51% of the total number of GMEE held by the Seller in treasury as at 28 February 2026; and (ii) 20,478,118,311.60 units of WAT, being 51% of the total number of WAT held by the Seller in treasury as at 28 February 2026.

Second Earn-Out Payment: means:

(a)	if the Second Earn-Out Period EBITDA equals or exceeds US$1,600,000, US$4,000,000; or

(b)	if the Second Earn-Out Period EBITDA is less than US$1,600,000 but greater than zero, an amount equal to US$4,000,000 multiplied by a fraction, the numerator of which is such EBITDA and the denominator of which is US$1,600,000, payable as US$2,000,000 in cash and US$2,000,000 in Buyer Shares (consisting of 1,000,000 Buyer Shares at US$2.00 per share) where the amount equals US$4,000,000, and for any lesser amount the cash and stock components shall be reduced proportionally on the basis that the cash component shall always equal 1/2 of the total Second Earn-Out Payment and the stock component shall always equal 1/2 of the total Second Earn-out Payment.

Second Earn-Out Period: means the twelve (12)-month period beginning on the day immediately following the end of the First Earn-Out Period and ending on the day immediately prior to the second anniversary of the Completion Date.

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Second Earn-Out Period EBITDA: means an amount equal to the EBITDA of the HK Company during the Second Earn-Out Period.

Second Earn-Out Period Statement: has the meaning assigned to such term in Clause 6.2(b).

Seller’s Bank Account: means the following bank account:

Name of Beneficiary: Animoca Brands Limited

Name of Bank: [***]

Address of Bank : [***]

Bank Swift Code : [***]

Bank Account No.: [***]

Bank Code: [***]

Branch Code: [***]

Beneficiary address: 28/F Landmark South, 39 Yip Kan Street, Wong Chuk Hang, Hong Kong

Seller’s Knowledge: means the actual or constructive knowledge of the Seller, where constructive knowledge means knowledge that the Seller would have obtained after having made reasonable enquiries of the directors and executive officers of GaMee.

Seller’s Stamp Duty: means an amount equivalent to the Buyer’s Stamp Duty.

Seller Tokens: means the total number of GMEE and WAT held by the Seller in treasury, excluding (i) the Sale Tokens; (ii) any GMEE or WAT which is required to be transferred, sold, distributed or released pursuant to any agreement or arrangement entered into in respect of those tokens prior to Completion; and (iii) any GMEE or WAT which is required to be transferred, sold, distributed or released for the purposes of operating the GaMee Business (including without limitation any game operated by Gamee).

Sending Party: has the meaning given to that term in Clause 4.4(b).

Service Providers: means any directors, officers, employees, and independent contractors of GaMee.

Shareholders Agreement: means the agreed form shareholders agreement to be entered into by the Buyer, Seller and the HK Company in respect of post-Completion shareholder and governance matters of the HK Company.

Software: means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, (d) technology supporting websites, and the contents and audiovisual displays of websites, and (e) media, documentation and other works of authorship, including user manuals and training materials, relating to or embodying any of the foregoing or on which any of the foregoing is recorded.

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Stock Transfer Forms: means the instruments of transfer and/or bought and sold notes in their standard form, as commonly used for transfer of shares in the HK Company and as provided by the Seller to the Buyer.

Taxes: means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

Taxing Authority: means, with respect to any Tax, the Governmental Authority or political subdivision thereof that is competent to impose, administer, levy or assess such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Authority or subdivision, including any governmental or quasi-Governmental Authority or agency that is competent to impose, administer, levy or assess, or is charged with collecting, Taxes.

Tax Return: means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Tax Items: has the meaning set forth in Section 14.1(a) of Part A of Schedule 1.

TON: means Toncoin (ticker: TON).

Trade Secrets: means trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information.

Trademarks: means trademarks, service marks, trade names, trade dress, certification marks, distinguishing guises, logos, corporate names, rights in business and get-up and other source or business identifiers (in each case whether or not registered) and any registration, application, renewal and extensions of each of the foregoing and all goodwill associated with each of the foregoing.

Transaction: means the transaction which is the subject of this Agreement.

Virus: means any “malware,” “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or enabling or providing unauthorized access to, Software, IT Assets, or any other device on which such code is stored or installed; or (b) damaging, destroying, encrypting, or rendering unusable any data or file without the consent of the owner of such data or file.

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Warranties: means the warranties set out in Schedule 1.

WAT: means the WAT token (ticker: WAT).

1.2	Unless the context otherwise requires, references to Clauses, Schedules and Exhibits are to the Clauses of, Schedules to and Exhibits to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule. The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.3	This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns, and references to a Party shall include that Party's successors and permitted assigns.

1.4	A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated or established. A reference to a person shall include a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.5	Unless expressly provided otherwise in this Agreement, a reference to writing or written includes fax and email.

1.6	Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

1.7	References to a document in agreed form are to that document in the form agreed by the Parties and initialled by them or on their behalf for identification.

1.8	Unless otherwise provided, a reference to a statute, statutory provision or subordinate legislation is a reference to it as it is in force as at the date of this Agreement. A reference to a statute or statutory provision shall include all subordinate legislation made as at the date of this Agreement under that statute or statutory provision.

1.9	The word “or” is not exclusive and shall have the meaning commonly ascribed to the term “and/or”.

1.10	The words “herein,” “hereof,” “hereby,” “hereto,” and “hereunder” refer to this Agreement as a whole.

1.11	References to “day”, “month” and “year” mean calendar day, calendar month and calendar year unless otherwise specified.

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1.12	The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

2.	Sale and purchase

2.1	At Completion, the Seller shall sell and the Buyer shall buy the Sale Shares and the Sale Tokens with full title guarantee and free from all Encumbrances, together with all rights attached or accruing to them.

2.2	As consideration for the acquisition of the Sale Shares and the Sale Tokens, the Buyer shall pay, deliver, allot, issue or sell to the Seller or the Designated Entity (as the case may be), or procure the payment, delivery, allotment, issue or sale to the Seller or the Designated Entity (as the case may be) of the following forms of considerations:

(a)	at Completion, the Completion Consideration;

(b)	the First Earn-Out Payment, if applicable, in accordance with Clause 6.1; and

(c)	the Second Earn-Out Payment, if applicable, in accordance with Clause 6.1.

2.3	The Buyer acknowledges and agrees that if so directed by the Seller prior to Completion or the applicable payment date for each Earn-Out Payment (as the case may be), the Buyer shall allot, issue or sell, or procure the allotment, issue or sale of, the Completion Pre-Funded Warrants, First Earn-Out Payment or Second Earn-Out Payment, as applicable, to the Designated Entity, provided that for the avoidance of doubt, if no such direction is received from the Seller, then the Completion Pre-Funded Warrants, the First Earn-Out Payment and the Second Earn-Out Payment shall be allotted and issued to the Seller.

2.4	Prior to Completion, the Seller shall have taken or caused to be taken the actions required for the Reorganisation Transaction.

3.	Conditions to completion

3.1	Completion is subject to and conditional upon each of the following conditions (the “Conditions”) being satisfied (or waived in accordance with Clause 3.7) by or before 6.00pm on the Longstop Date, and remaining satisfied (or waived in accordance with Clause 3.7) as at the time set for Completion:

(a)	Each Party’s obligations to consummate the Transaction are subject to the following Conditions:

(i)	The completion of the Reorganisation Transaction.

(ii)	Each Party having obtained all necessary consents and approvals from Governmental Authorities for the Transaction and Completion (together, “Consents”), and all such Consents not having been revoked or withdrawn.

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(iii)	The Transaction not being prohibited by any Law or Order which is applicable to the Transaction, GaMee, the Designated Entity or any Party.

(iv)	No Party having received notice of any claim, injunction, order or notice restraining or prohibiting the entering into or the consummation of the Transaction or seeking damages or other recourse in respect thereof, or notice that any of the foregoing is pending or threatened.

(b)	The Seller’s obligations to consummate the Transaction are subject to the following Conditions:

(i)	All representations and warranties made by the Buyer being and remaining true and correct in all material respects, and all covenants of the Buyer having been performed or complied with in all material respects, in each case pursuant to the terms of this Agreement.

(c)	The Buyer’s obligations to consummate the Transaction are subject to the following Conditions:

(i)	All representations and warranties made by the Seller being and remaining true and correct in all material respects, and all covenants of the Seller having been performed or complied with in all material respects, in each case pursuant to the terms of this Agreement.

(ii)	There having been no breach or violation by the Seller of any of its material obligations or covenants under this Agreement during the Interim Period.

3.2	This Agreement shall automatically terminate and cease to have effect (except as provided in Clause 3.3) at 6.00pm on the Longstop Date, if any of the Conditions are not or cease to be satisfied by or before then (and such Condition has not been waived in accordance with Clause 3.7).

3.3	If this Agreement terminates in accordance with Clause 3.2, or is terminated pursuant to Clause 4.6, it will immediately cease to have any further force and effect except for:

(a)	any provision of this Agreement that expressly is intended to come into or continue in force on or after termination (including Clause 1 (Interpretation), this Clause 3.3, Clause 8 (Limitations on liability), Clause 9 (Confidentiality and announcements) to Clause 18 (Governing law and jurisdiction) (both inclusive)), each of which shall remain in full force and effect; and

(b)	any rights, remedies, obligations or liabilities of the Parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination.

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3.4	The Parties shall use reasonable endeavours to:

(a)	procure (so far as it lies within their respective powers so to do) that the Conditions are satisfied as soon as practicable and in any event no later than the Longstop Date;

(b)	provide such information and assistance as may be necessary for the other Party to diligence the Transaction and the parties involved in the Transaction during the Interim Period, such as, where relevant to the Transaction, providing reasonable access to its facilities, records and customers; and

(c)	in the case of the Seller only, conduct the business of the HK Company and the UK Company (i) in the ordinary course and maintain the business of the HK Company and the UK Company as a going concern in accordance with past practice during the Interim Period and (ii) in accordance with Schedule 2 during the Interim Period.

3.5	Each Party shall promptly notify the other Party in writing if it becomes aware of any fact, event, matter or circumstance that has prevented or might reasonably be expected to prevent any of the Conditions from being satisfied by or before the Longstop Date.

3.6	In connection with the satisfaction of each Condition, each Party shall, if so required by the other Party, provide such evidence of satisfaction as the other Party may reasonably require.

3.7	Each Party may, by notice in writing to the other Party waive any of the Conditions in Clause 3.1, to the extent such Condition(s) have not been satisfied by the other Party.

4.	Completion

4.1	Unless this Agreement has been terminated in accordance with its terms, Completion shall take place remotely on the Completion Date.

4.2	The Completion Date shall be the date which is thirty (30) calendar days from the date of this Agreement, unless:

(a)	the Conditions (or any of them) are not satisfied (and have not been waived in accordance with Clause 3.7) by that date, in which event the Completion Date shall be:

(i)	the third Business Day following the date on which all of the Conditions are satisfied or (as the case may be) waived (provided such satisfaction or waiver occurs no later than the Longstop Date); or

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(ii)	any other date agreed by the Parties in writing (including by email); or

(b)	Completion is deferred in accordance with Clause 4.6, in which event the Completion Date shall be the date to which Completion is so deferred.

4.3	Subject to Clause 4.4:

(a)	at Completion, the Seller shall:

(i)	transfer the Sale Tokens to the Buyer’s Designated Wallet;

(ii)	deliver an executed counterpart to the Shareholders Agreement to the Buyer and the HK Company;

(iii)	provide written evidence to the Buyer that any amount owing or payable by the HK Company to the Seller immediately prior to Completion has been irrevocably and unconditionally waived and forgiven by the Seller at Completion;

(iv)	transfer the Sale Shares to the Buyer, including execution of the Stock Transfer Forms for the transfer of Sale Shares in favour of the Buyer; and

(v)	deliver to the Buyer a certified true copy of the written resolutions of the board of directors of the HK Company being duly passed which approves (among others) the registration of the transfer of the Sale Shares from the Seller to the Buyer, the cancellation of the share certificate of the Sale Shares held by the Seller (if any), and the issue of the share certificate of the Sale Shares to be held by the Buyer (if any).

(b)	at Completion, the Buyer shall:

(i)	deliver to the Seller or the Designated Entity (as the case may be) Completion Consideration; and

(ii)	deliver an executed counterpart to the Shareholders Agreement to the HK Company.

4.4	With respect to the transfer or receipt of any digital assets under Clause 4.3, the Buyer (in its capacity as the “Receiving Party” of digital assets):

(a)	Acknowledges and agrees that the Buyer bears sole responsibility for ensuring that the Buyer’s Designated Wallet is current, accurate and capable of receiving the Sale Tokens and for ensuring the safe custody and security of all assets received or held in such wallet as well as any login or private key information in relation to such wallet; and

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(b)	irrevocably releases the Seller (in its capacity as the “Sending Party” of digital assets) from any liability or obligations arising from any loss or damage suffered by the Receiving Party as a result of any loss, inaccessibility or irretrievability of any digital assets delivered in connection with the Transaction, provided that such digital assets have been sent the Buyer’s Designated Wallet and the Sending Party shall not have any obligation, requirement or liability to send any additional amounts of digital assets, in excess of the amounts specified in this Agreement, to the Receiving Party in such circumstances.

4.5	In respect of Completion, the obligations of the Parties under Clause 4.3 of this Agreement are interdependent and no Party shall be required to perform its obligations under Clause 4.3 of this Agreement unless the other Party performs its obligations simultaneously or as near simultaneously as possible on Completion.

4.6	If a Party does not comply with its obligations in Clause 4.3 in any material respect, the other Party may (at its sole discretion and without prejudice to any other rights or remedies it has, including the right to claim damages for breach of this agreement):

(a)	waive the non-compliance and proceed to Completion;

(b)	defer Completion to a date no later than the Longstop Date; or

(c)	terminate this Agreement by notice in writing to the other Party (in which case Clause 3.3 shall apply).

4.7	In the event that Completion is deferred in accordance with Clause 4.6(b), this Clause 4 applies to a Completion so deferred as it applies where Completion has not been deferred.

5.	Post-Completion obligations

5.1	At or immediately following Completion, the Seller shall instruct and procure that the Company Secretary to, subject to receipt of the Stock Transfer Forms duly completed and executed by the Buyer and the Buyer’s Stamp Duty, arrange stamping of the Stock Transfer Forms at the HKIRD as soon as practicable and by such deadline as specified by the HKIRD. The Parties acknowledge and agree that:

(a)	the stamp duty payable to the HKIRD shall be borne by the Parties in equal proportions (meaning that the Buyer shall be responsible for the Buyer’s Stamp Duty, and the Seller shall be responsible for the Seller’s Stamp Duty, plus fixed stamp of HK$5 on instrument of transfer if applicable); and

(b)	the Buyer shall, at Completion, provide originals of the Stock Transfer Forms as duly completed and executed by it to the Seller or any other person designated by the Seller and arrange payment of the Buyer’s Stamp Duty to the Seller by wire transfer in immediately available funds to the Seller’s Bank Account, which the Seller shall forthwith use for the sole purpose of paying stamp duty to the HKIRD, and provided that in the event that the HKIRD determines that the final stamp duty payable in relation to the transfer of the Sale Shares is less than the aggregate of the Buyer’s Stamp Duty and the Seller’s Stamp Duty, the Seller shall immediately refund the respective portion of such excess amount to the Buyer.

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5.2	Subject to the Stock Transfer Forms having been duly stamped by the HKIRD, the Seller shall immediately instruct and procure that the Company Secretary to as soon as practicable:

(a)	update the books and records of the HK Company, including without limitation the register of members and the register of significant controllers, such that the Buyer is the registered shareholder of the Sale Shares on the same day of stamping by the HKIRD;

(b)	deliver a certified true copy (certified by the Company Secretary) of the updated register of members and the updated register of significant controllers of the HK Company to the Buyer as evidence of its legal ownership of the Sale Shares;

(c)	deliver the original share certificate in respect of the Sale Shares registered under the name of the Buyer (if any); and

(d)	to the extent required by Law, make the requisite filings with the relevant government authorities or other body in Hong Kong, including without limitation the Hong Kong Companies Registry.

5.3	Within ninety (90) days after Completion, the Buyer shall acquire from the open market US$2,000,000 of GMEE (the “Market Tokens”) and provide evidence to the Seller that it has acquired the Market Tokens in accordance with the provisions hereunder.

5.4	In addition

(a)	the Buyer covenants and agrees that it shall hold:

(i)	all Sale Tokens in treasury and lock-up for a period of no less than six (6) months from the Completion Date; and

(ii)	all Market Tokens in treasury and lock-up for a period of no less than six (6) months from the date of acquisition; and

(b)	the Seller covenants and agrees that it shall hold all Seller Tokens in treasury and lock-up for a period of no less than six (6) months from the Completion Date.

(each such six-month period in Clause 5.4(a)(i) and 5.4(a)(ii) being the “Lock-up Period” and tokens which are subject to any of the foregoing Lock-up Periods shall be the “Locked Tokens”); and

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(c)	neither the Buyer nor the Seller shall trade, dispose of or transfer any of their respective Locked Tokens during the Lock-up Periods which applies to such Locked Tokens; and

(d)	each Party (the “Covenantor”) shall provide the other Party (the “Covenantee”) with the address of each wallet in which the its Locked Tokens are held, so that the Covenantee can monitor and verify that none of those tokens have been withdrawn or traded out of treasury in breach of the provisions hereunder. In the event that the Covenantee identifies any withdrawal or trading of any Locked Tokens in breach of the provisions hereunder, the Covenantee shall have the right to demand that the Covenantor shall, and the Covenantor shall immediately upon receipt of any such written demand from the Covenantee, replenish the relevant number of GMEE or WAT (as the case may be) so as to restore the number of tokens in treasury to the same number as was held in treasury had the withdrawal or trading in question not occurred.

6.	Earn-Out Payments

6.1	The Earn-Out Payments, if any, shall be transferred by the Buyer to the Seller in accordance with this Clause 6 and this Agreement. The Earn-Out Payments, if any, shall be transferred by the Buyer to the Seller within ten (10) Business Days after the calculation of such Earn-Out Payments becomes final and binding upon the Parties in accordance with Clause 6.5. The Earn-Out Payments (if any) may, at the election of the Seller and on prior written notice to the Buyer, be made in the form of Buyer Shares, Pre-Funded Warrants or any combination thereof and the Buyer shall make or procure that the Earn-out Payments are made in the manner elected by the Seller in accordance with this Clause 6.1.

6.2	The Buyer shall, or shall cause the HK Company to, deliver to the Seller unaudited financial statements of the Company with respect to:

(a)	the First Earn-Out Period, together with a statement from the Buyer setting forth its calculation of First Earn-Out Period EBITDA and First Earn-Out Payment, calculated in accordance with the terms of this Agreement (together, the “First Earn-Out Period Statement”) no more than forty-five (45) calendar days after the First Earn-Out Period expires; and

(b)	the Second Earn-Out Period, together with a statement from the Buyer setting forth its calculation of Second Earn-Out Period EBITDA, calculated in accordance with the terms of this Agreement (together, the “Second Earn-Out Period Statement”) no more than forty-five (45) calendar days after the Second Earn-Out Period expires.

6.3	The calculation of Earn-Out Period EBITDAs shall be determined consistently with past practice of the Seller and the definitions of such terms set forth herein, and no Party shall take into consideration any adjustment in the value of assets and liabilities due to the application of GAAP for purchase accounting in accordance with FAS 141R.

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6.4	During each thirty (30)-day period following the Seller’s receipt of the applicable Earn-Out Period Statement (each being the “Review Period”), the Seller and its advisors (including its accountants) shall be permitted to review the working papers of the HK Company, the Buyer, and their respective advisors (including their accountants) relating to the applicable Earn-Out Period Statement, and those books and records of the HK Company relevant to the preparation of the statement; provided, that the Seller and its advisors (including its accountants) shall have executed all confidentiality agreements and release letters reasonably requested by the accountants of the HK Company or the Buyer in connection therewith, in addition to any other confidentiality obligations binding on the Seller.

6.5	Each Earn-Out Period Statement shall become final and binding upon the Parties immediately after expiry of the relevant Review Period, unless the Seller gives a valid Notice of Disagreement in accordance with Clause 6.6, in which case the Earn-Out Period Statement shall become final and binding upon the Parties for all purposes under this Agreement on the earlier of:

(a)	the date the Buyer and the Seller resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement; or

(b)	the date any disputed matters are finally resolved in writing by the Accounting Firm as set forth in Clause 6.7.

6.6	If the Seller disagrees with any aspect of an Earn-Out Period Statement, it shall give written notice of its disagreement with such statement (a “Notice of Disagreement”) to the Buyer within the relevant Review Period. The Seller may only deliver one (1) Notice of Disagreement with respect to each of the Earn-Out Period Statements, and the Seller shall not raise any disagreements with such statement other than the disagreements set forth in such Notice of Disagreement, nor shall the Seller subsequently increase the amount of any item of disagreement; provided, that the foregoing shall not be construed to prohibit or restrict the Seller from subsequently providing additional information supporting its items of disagreement set forth in such Notice of Disagreement. Any Notice of Disagreement shall be signed by the Seller and shall:

(a)	specify in reasonable detail the nature of any disagreement so asserted; and

(b)	specify what the Seller reasonably believes is the correct amount of the Earn-Out Period EBITDA or Earn-Out Payment, as applicable, including a reasonably detailed description of the adjustments applied to the Earn-Out Period EBITDA or Earn-Out Payment in calculating such amounts.

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6.7	During the thirty (30)-day period following the delivery of any Notice of Disagreement (as may be extended by the Buyer and the Seller in writing, including by email) (the “Resolution Period”), the Buyer and the Seller shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in such Notice of Disagreement. During such period, the Buyer and its advisors (including its accountants) shall have reasonable access at reasonable times to the working papers of the Seller and its advisors (including its accountants) prepared in connection with the Notice of Disagreement; provided, that the Buyer and its advisors (including its accountants) shall have executed all confidentiality agreements and release letters reasonably requested by the Seller’s accountants in connection therewith, in addition to any other confidentiality obligations binding on the Buyer. If the Buyer and the Seller are not able to resolve such differences by the end of such Resolution Period, then the Buyer and the Seller shall submit for resolution any and all matters that remain in dispute and that were properly included in the Notice of Disagreement, in the form of written briefs prepared by each of the Seller and the Buyer, to the office of any of BDO Global, RSM US LLP, or Grant Thornton LLP (provided, that such firm has not served as accountants for the HK Company, the Seller or the Buyer within the three (3) years prior to the date of submission of any such dispute), or, if no such firm is able or willing to serve, the office of an impartial nationally recognized firm of independent certified public accountants that has not served as accountants for the HK Company, the Seller or the Buyer within the three (3) years prior to the date of submission of any such dispute (the “Accounting Firm”). The Seller and the Buyer shall jointly instruct the Accounting Firm that it (A) shall act as an expert and not as an arbitrator, (B) shall review only the matters that were properly included in the Notice of Disagreement and that remain unresolved, (C) shall not render a decision on any amount, which decision assigns a value to such amount that is lower than the lowest value assigned to such amount in either the applicable Earn-Out Period Statement or Notice of Disagreement, or that is greater than the greatest value assigned to such amount in either the applicable Earn-Out Period Statement or Notice of Disagreement, (D) shall make its determination in accordance with the requirements of this Clause 6, and (E) shall render its decision within thirty (30) days from the submission to it of the matters that remain unresolved. The determination of the Accounting Firm made in accordance with this this Clause 6 shall be final and binding on the Buyer and the Seller. Judgment may (at the option of the Buyer or the Seller) be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party or Parties against which such determination is to be enforced.

6.8	The Expenses of the Accounting Firm incurred pursuant to Clause 6.7 shall be allocated between the Buyer, on the one hand, and the Seller, on the other hand, in equal proportions. The Expenses of the Buyer incurred in connection with its preparation of an Earn-Out Period Statement, and its review of any Notice of Disagreement, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne by the Buyer, and the Expenses of the Seller incurred in connection with its review of an Earn-Out Period Statement and its preparation of any Notice of Disagreement, and its preparation of its written brief submitted to the Accounting Firm, if any, shall be borne by the Seller.

6.9	The right of the Seller to receive the Earn-Out Payments, if any, is in each case (A) solely a contractual right and shall not be evidenced by a certificate, and does not constitute a security or other instrument, (B) may not be sold, assigned, transferred, pledged, encumbered, or in any other manner transferred or disposed of, in whole or in part other than in accordance with the terms of this Agreement, (C) does not represent any equity or ownership interest in the Buyer, and (D) does not give the Seller any right to receive interest payments.

6.10	The Earn-Out Payments, if any, shall each be considered additional purchase price consideration for the Sales Shares and Sale Tokens and is not compensation for services.

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6.11	The representations and warranties set forth in paragraph 1 and paragraph 18 of Part A of Schedule 1 (with references to Completion Buyer Shares or Completion Pre-Funded Warrants deemed to refer to any Buyer Shares or Pre-Funded Warrants payable as part of an Earn-Out Payment) shall be deemed repeated by the Seller immediately prior to payment of the applicable Earn-Out Payment as if made on and as of such date, and payment of the relevant Earn-Out Payment shall be conditional upon such representations and warranties being true, accurate and not misleading. The representations and warranties set forth in paragraph 2 of Part B of Schedule 1 shall be deemed repeated by the Buyer immediately prior to payment of each Earn-Out Payment (if applicable) as if made on and as of such date.

6.12	If, during the period between the date of this Agreement and the payment date of the Second Earn-Out Payment, there is any change to the outstanding Buyer Shares (such as the number or class of outstanding Buyer Shares being different) by reason of the occurrence or record date of any stock split, reverse stock split, dividend (including any dividend or other distribution of securities convertible into any such shares), reorganization, recapitalization, reclassification, combination, consolidation, exchange of shares or other like change, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or prices therefor) affected thereby, shall be equitably adjusted as necessary to reflect, without duplication, any such change.

7.	Warranties

7.1	The Seller represents and warrants to the Buyer that, each Warranty set forth in Part A of Schedule 1 is true, accurate and not misleading as of this Agreement and as of each date during the Interim Period.

7.2	The Buyer represents and warrants to the Seller that each Warranty set forth in Part B of Schedule 1 is true, accurate and not misleading as of this Agreement and as of each date during the Interim Period.

8.	Indemnity

8.1	Without limiting any other rights or remedies a Party may have, each Party shall indemnify the other Party against all liabilities, damages, losses, fines, expenses and costs (including all interest, penalties, legal costs (calculated on a reasonable basis) and reasonable professional costs and expenses) suffered or incurred by the other Party as a result of or in connection with any material breach of this Agreement (including any breach of Warranty) by or on behalf of such Party, provided that each Party’s aggregate liability to the other Party shall be limited to an amount equal to the aggregate Consideration actually paid by the Buyer to the Seller under this Agreement as of the date of such material breach.

8.2	Notwithstanding Clause 8.1 and subject to Clause 9, the Seller shall indemnify the Buyer against all liabilities, damages, losses, fines, expenses and costs (including all interest, penalties, legal costs) suffered or incurred by the Buyer as a result of or in connection with the Reorganisation Transaction.

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9.	Limitations on liability

9.1	To the maximum extent permitted by Law:

(a)	the aggregate liability of a Party for all Claims shall not exceed an amount equal to the total value of the Consideration actually paid by the Buyer to the Seller under this Agreement; and

(b)	neither Party shall be liable for any indirect, incidental, special, exemplary or consequential damages, or damages for lost profits, lost revenues, lost savings, lost business opportunity, loss of data or goodwill, service interruption, damage to reputation, changes in the price of any tokens, computer damage or system failure, whether based on warranty, contract, tort (including negligence), product liability or any other legal theory, and whether or not the Party has been informed of the possibility of such damage.

9.2	A Party shall not be liable for any Claim unless:

(a)	such Party’s liability in respect of that Claim exceeds US$100,000; and

(b)	the amount of the such Party’s liability in respect of that Claim, either individually or when aggregated with their liability for all other Claims (other than those excluded under Clause 8.2(a)), exceeds US$500,000, in which case such Party shall be liable for the whole amount of the Claim and not just the amount above the threshold specified in Clause 8.2(a).

9.3	Any and all liability of the Seller arising under or in connection with this Agreement may be settled solely and entirely by way of the transfer of the relevant portion of the Consideration to the Buyer or any other person nominated by the Buyer at nominal consideration. Any and all liability of the Buyer arising under or in connection with this Agreement may be settled solely and entirely by way of the transfer of the Sale Shares and Sale Tokens (or the relevant portion thereof) to the Seller or any other person nominated by the Seller at nominal consideration.

9.4	No Party shall be liable for a Claim unless notice in writing summarising the nature of the Claim (in so far as it is known) and, as far as is reasonably practicable, the amount claimed, has been given by or on behalf of the other Party on or before the first (1st) anniversary of Completion, save for any Claim regarding the payment or amount of any Earn-Out Payment.

9.5	The Seller shall have no liability in respect of any Claim if and to the extent that such Claim arises from facts, events or circumstances which have been Disclosed.

10.	Confidentiality and announcements

10.1	Except to the extent required by Law or Order:

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(a)	no Party shall at any time disclose to any person (other to the respective directors, officers, employees or professional advisors of the receiving Party or such Party’s Affiliates on a strictly need-to-know basis) the terms of this Agreement or any trade secret, know how or other non-public information relating to the Transaction, the HK Company or the disclosing Party, or make any use of such information other than to the extent necessary for the purpose of exercising its rights or performing its obligations under this Agreement; and

(b)	no Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement or the Transaction (or any relating thereto) without the prior written consent of the other Party.

10.2	Notwithstanding Clause 10.1, the Parties may, at any time after Completion, announce the Transaction or matters relating thereto, provided that the content of such announcement has been agreed in advance between both Parties.

11.	Further assurance

At its own expense, each Party shall (and shall use reasonable endeavours to procure that any relevant third party shall) promptly execute and deliver such documents and perform such acts as may be required from time to time for the purpose of giving full effect to this Agreement.

12.	Assignment

No Party shall assign, transfer, novate, mortgage, charge, declare a trust in, or deal in any other manner with any or all of their rights and obligations under this Agreement without the prior written consent of the other Party. Any dealing in contravention of this Clause shall be null and void ab initio.

13.	Entire agreement

This Agreement constitutes the entire agreement among the Parties with respect to the subject matter of this Agreement and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations and understandings among them, whether written or oral, relating to the subject matter of this Agreement.

14.	Variation and waiver

14.1	No variation of this Agreement shall be effective unless it is in writing and signed by the Parties.

14.2	No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by Law is only effective if it is in writing.

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14.3	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by Law.

15.	Costs

Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the Transaction.

16.	Notices

16.1	A notice given to a Party under or in connection with this Agreement shall be in writing and shall be delivered by hand or sent by pre-paid first-class post (or another next working day delivery service) in either case to that Party's registered office, or sent by email to that Party’s specified email address.

16.2	A notice is deemed to have been received if delivered by hand, at the time the notice is left at the proper address, or if sent by email, at the time of receipt, or if sent by pre-paid first class post (or another next working day delivery service), on the second Business Day after posting, unless such deemed receipt would occur outside business hours (meaning 9.00am to 6.00pm Monday to Friday on a day that is not a public holiday in the place of receipt), in which case receipt will occur when business hours resume in the place of receipt.

17.	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed deleted, but any such deletion shall not affect the validity and enforceability of the rest of this Agreement.

18.	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be the same instrument. In the event that any signature (in relation to this Agreement or any other document required to give effect to this Agreement) is delivered by email delivery of a “.pdf” or other similar format data file or in the event that said signature be an electronic or digital signature, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such “.pdf” signature or electronic or digital signature was an original thereof.

19.	Governing law and jurisdiction

19.1	This Agreement shall be construed and enforced in accordance with the laws of Hong Kong without giving effect to applicable conflicts of laws principles.

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19.2	Subject to Clause 6.6, any dispute, controversy , difference, or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach, or termination thereof, or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration Clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be one (1). The arbitration proceedings shall be conducted in English.

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IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorised representatives as of the Effective Date.

For and on behalf of

Animoca Brands Limited

/s/ Alan Lau

Name: Alan Lau

Title: Chief Business Officer

For and on behalf of

AlphaTON Capital Corp.

/s/ Brittany Kaiser

Name: Brittany Kaiser

Title: Chief Executive Officer

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SCHEDULE 1

(REPRESENTATIONS AND WARRANTIES)

Part A – Warranties of the Seller

1.	Organization and Authority; No Restriction

1.1	The Seller is a company duly incorporated and validly existing under the Laws of Hong Kong.

1.2	The Seller has the requisite power and authority to enter into and perform this Agreement and the documents referred to in it to which it is a party, and all such documents constitute valid, legal and binding obligations on the Seller in accordance with their respective terms.

1.3	The Seller has taken all necessary corporate or other action to authorize the execution of, and performance by it of its obligations under the Agreement and the documents referred to in it to which it is a party.

1.4	The Seller has obtained all necessary consents and approvals from Governmental Authorities for the Transaction and Completion (together, “Consents”), and all such Consents have not been revoked or withdrawn.

1.5	The Transaction has not been or is not prohibited by any Law or Order which is applicable to the Transaction, GaMee or the Seller.

1.6	The Seller has not received notice of any claim, injunction, order or notice restraining or prohibiting the entering into or the consummation of the Transaction or seeking damages or other recourse in respect thereof, or notice that any of the foregoing is pending or threatened.

2.	Insolvency

No Insolvency Event has occurred in respect of the Seller.

3.	Brokers

No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller.

4.	The Sale Shares

4.1	The Sale Shares have been duly and validly authorised and issued and are credited as fully paid and free and clear of all Encumbrances, subject only to the articles of association of the HK Company.

4.2	The Seller is the sole legal and beneficial owner of the Sale Shares and has all necessary title, rights and/or interests to transfer the Sale Shares to the Buyer, free and clear of all Encumbrances.

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4.3	The Sale Shares represent 60% of the total issued share capital of the HK Company. Following Completion, the Buyer shall own 60% of the total issued share capital of the HK Company and the Seller shall own 40% of the total issued share capital of the HK Company.

4.4	The Seller has obtained all Consents necessary to enable the transfer of the Sale Shares to the Buyer.

5.	The Sale Tokens

5.1	The Seller is the sole legal and beneficial owner of the Sale Tokens and has the necessary title, rights and/or interests in and to the Sale Tokens to transfer the Sale Tokens to the Buyer free from all Encumbrances.

5.2	The Sale Tokens represent 51% of all GMEE held in treasury by the Seller as at 28 February 2026 and 51% of all WAT held in treasury by the Seller as at 28 February 2026.

6.	Financial Statements; Undisclosed Liabilities

6.1	True, accurate and complete copies of the following financial statements (the “Financial Statements”) have been Disclosed:

(a)	For the HK Company, (i) the audited financial statements consisting of the balance sheet and the related statements of income and financial position for the year ended December 31, 2022; and (ii) the unaudited management accounts for the years ended December 31, 2023 and December 31, 2024;

(b)	For the UK Company, the audited financial statements consisting of the statements of comprehensive income and financial position for the years ended December 31, 2022, December 31, 2023 and December 31, 2024;

(c)	For the Czech Company, the audited financial statements consisting of the balance sheet and the related statements of income and financial position for the years ended December 31, 2022, December 31, 2023 and December 31, 2024; and

(d)	For each of the HK Company, the UK Company and the Czech Company, the respective audited IFRS standalone financial statements consisting of the balance sheet and the related statement of income and financial position for the year ended December 31, 2024 (together “the IFRS Financial Statements”).

6.2	The Financial Statements have been prepared in all material respects in accordance with the relevant Accounting Principles applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of GaMee, as applicable, and fairly present in all material respects the financial condition of GaMee as of the respective dates they were prepared and the results of the operations of GaMee for the periods indicated. References to the “Balance Sheet Date” hereunder shall mean December 31, 2024.

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6.3	Save as Disclosed, GaMee has no Liabilities whether accrued or unaccrued, matured or unmatured, known or unknown and whether or not determined or determinable or due or to become due, except (a) those which are adequately reflected or reserved against in the applicable Financial Statement as of the Balance Sheet Date, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date.

7.	Absence of Certain Changes

7.1	Except as expressly contemplated by this Agreement, from the Balance Sheet Date until the date of this Agreement, GaMee has operated in the ordinary course of business in all material respects consistent with past practice and there has not been, with respect to GaMee, any event, occurrence or development that has been, or could reasonably be expected to be, individually or in the aggregate, materially adverse GaMee.

8.	Material Contracts

8.1	All Contracts which are of material importance to the GaMee Business (“Material Contracts”) have been Disclosed.

8.2	True, accurate and complete copies of all Material Contracts (including any amendments, supplements or other modifications thereto) have been made available to the Buyer. Except as Disclosed,

(a)	each Material Contract is in full force and effect and, to the Seller’s Knowledge, is a legal, valid and binding obligation on each counterparty to such Material Contract,

(b)	GaMee is not in default in any material respect under any Material Contract to which any GaMee entity is party, and

(c)	none of the Seller or GaMee has received any written notice of breach or any written notice of any event that would reasonably be expected to constitute a breach under a Material Contract by GaMee if left unresolved. To Seller’s Knowledge, no event has occurred that would reasonably be expected to result in a material breach or violation of, or a material default under, or give rise to the right of another party to terminate, the terms of any Material Contract.

9.	Title to Assets; Real Property

GaMee does not own any Real Property. All leases, subleases or similar Contracts pursuant to which the GaMee is a party and which grants GaMee the right to use or occupy any Real Property as a tenant, subtenant, lessee, licensee (collectively, “Leases” and the premises thereunder, the “Leased Real Property”), including the street address of each parcel and the identification of the lessee and lessor thereunder, have been Disclosed. The Seller has delivered or made available to Buyer true, accurate and complete copies of all Leases.

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10.	Intellectual Property

10.1	Each item of Registered IP comprised in the GaMee IP has been Disclosed.

10.2	Except as Disclosed, GaMee, as applicable, is the sole and exclusive legal and beneficial owner of all right, title and interest to and in the GaMee IP, free and clear of any Encumbrances.

10.3	All GaMee IP is valid, subsisting and enforceable.

10.4	Except as Disclosed and to Seller’s Knowledge, no Person has in any material respect infringed, misappropriated, made unlawful use of or violated, and no Person is currently infringing, misappropriating, making unlawful use of or violating in any material respect, any GaMee IP.

10.5	Except as Disclosed and to the Seller’s Knowledge, GaMee has not ever in any material respect infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person.

10.6	None of the GaMee Software contains any (a) Viruses or (b) bugs, defects, or errors (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such GaMee Software or any product or system containing or used in conjunction with such GaMee Software.

11.	Privacy & Data Security; Information Technology

11.1	GaMee is, and has at all times been, in compliance in all material respects with Privacy and Security Requirements.

11.2	None of (a) the execution, delivery or performance of this Agreement, (b) the consummation of any of the proposed transaction, or (c) the Seller’s provision to the Buyer of Personal Information (if any), will or would reasonably be expected to result in any violation in any material respect of any Privacy and Security Requirements.

11.3	To Seller’s Knowledge, (a) GaMee has taken reasonable measures consistent with industry standards to secure all GaMee IT Assets; and (b) GaMee has performed penetration tests and vulnerability scans of all material GaMee IT Assets and those tests and scans were conducted in accordance with industry standards. Each material vulnerability identified by any such tests or scans has been remediated.

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11.4	GaMee IT Assets have been maintained by technically competent personnel and perform reliably and in material conformance with the applicable specifications and documentation for such systems. GaMee IT Assets are, to the Seller’s Knowledge, (a) in good repair and operating condition to effectively perform all information technology operations necessary to conduct the GaMee Business; and (b) are free of Viruses, malware, and other corruptants, including any computer code intentionally designed to disrupt, disable, or harm in any manner the operation of, or to provide any unauthorized access to, GaMee IT Assets.

12.	Legal Proceedings; Governmental Orders

12.1	Except as Disclosed, there are no Actions pending or, to Seller’s Knowledge, threatened against or by any GaMee entity or any Affiliate of any GaMee entity materially and adversely affecting any of the Business, properties or assets of any GaMee entity. To the Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

12.2	Except as Disclosed, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the HK Company or the UK Company or any of their respective properties or assets. To the Knowledge of Seller, no event has occurred, or circumstances exist that may constitute or result in (with or without notice or lapse of time or both) a material violation of any such Governmental Order.

13.	Compliance With Laws; Permits

13.1	Except as Disclosed, GaMee is now complying, and has complied, in the prior two (2) years, in all material respects with all Laws applicable to it or its business, properties or assets.

13.2	GaMee does not require any Permit under any Law applicable to it in order to conduct the GaMee Business.

14.	Taxes

14.1	Except as Disclosed:

(a)	All income Tax Returns required to be filed by, on behalf of or with respect to GaMee has been duly, correctly and timely filed with the appropriate Taxing Authority; (ii) all items of income, gain, loss, deduction and credit or other material items required to be included in each such Tax Return (“Tax Items”) have been so included and all such Tax Items and any other material information provided in each such Tax Return is accurate and complete; (iii) all Taxes owed by GaMee for which such company is liable that are or have become due have been duly, correctly and timely paid in full; and (iv) no penalty, surcharge, fine, interest or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax. The Financial Statements properly and adequately make provision, accrue or reserve for Tax Liabilities in accordance with the relevant Accounting Principles, as of the respective dates thereof.

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(b)	No extensions or waivers of statutes of limitations have been given or requested with respect to any material Taxes of GaMee.

(c)	There are no ongoing actions, suits, claims, investigations or other Actions by any Taxing Authority against GaMee.

(d)	All material Taxes which GaMee is obligated to withhold from amounts owing to any employee, creditor or third party have been paid or accrued.

(e)	To Seller’s Knowledge, no claim has ever been made by a Taxing Authority that GaMee is or may be subject to Tax in a jurisdiction in which it does not file Tax Returns.

14.2	True, accurate and complete copies of the most recent Tax Returns filed by GaMee have been Disclosed.

15.	Employment Matters

15.1	The Seller has Disclosed to the Buyer true, accurate and complete copies of all employment or other agreements relating to the employment or engagement of the current Service Providers.

15.2	GaMee is not, and have never been, a party to, or bound by, any collective bargaining or other agreement with a labor organization, nor is GaMee obligated to abide by or apply the terms of any collective bargaining agreement to any Person providing services to it.

15.3	GaMee is, and in the prior two (2) years has been, in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Service Providers, including those related to: the terms and conditions of employment, fair employment practices, collective bargaining, equal employment opportunity and civil rights (including affirmative action), unemployment insurance, equal pay, records and files, termination of employment, hiring practices and procedures, immigration and employment verification matters, workplace health and safety, workers’ compensation, wages and hours (including minimum wage and overtime payments, rest and meal breaks), leaves of absence, plant closings, layoffs or other reductions in force, privacy and data security, disability rights and benefits, retaliation, discrimination, harassment, worker classification (as exempt or non-exempt and as employees or independent contractors), and any other related employment matters. GaMee, as applicable, has paid all wages, salaries, bonuses, commissions, wage premiums, and other compensation, that has become due and payable to Service Providers pursuant to applicable Law, contract, or employment policy.

15.4	Except as Disclosed and to the Seller’s Knowledge, there are no, and have not been for the prior two (2) years, any material actions, suits, claims, investigations, labor disputes, grievances, or other Actions pending against GaMee, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or court of Law by or on behalf of any Services Provider, labor organization or other representative of the employees of the GaMee, in connection with the employment and/or engagement and/or termination of any Service Provider, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

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16.	Data Room

All information and documentation contained in the Data Room, to which Buyer has been provided access, is true and accurate in all material respects and reflects the subject matter to which it relates. The Data Room (i) contains all material information in order to give a true and fair view of the GaMee Business, (ii) does not include any matter of material importance which is incorrect or misleading, and (iii) does not omit any information which is of material importance, which by omission would make the contents of the Data Room materially incorrect or misleading.

17.	Sufficiency

GaMee owns or has the right to use, all assets, liabilities, rights and properties sufficient to conduct the GaMee Business in all material respects in the same manner and on the same terms as currently conducted by the GaMee Business immediately prior to the Reorganisation Transaction, consistent with past practice.

18.	Unregistered Shares

18.1	The Seller is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1934) or an institutional “accredited investor” as that term is defined in Rule 501(a) under Regulation D promulgated pursuant to the Securities Act of 1934. The Seller has not been organized for the purpose of acquiring the Buyer Shares and the Pre-Funded Warrants.

18.2	The Seller understands that the Completion Buyer Shares, the Completion Pre-Funded Warrants and the Buyer Shares issued in respect of the Completion Pre-Funded Warrants have not been registered under the Securities Act of 1933, as amended, or any applicable US state securities laws and the offer and sale of the Completion Buyer Shares and the Completion Pre-Funded Warrants is being made in reliance upon US federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.

18.3	The Seller understands that the Completion Buyer Shares and the Completion Pre-Funded Warrants are “restricted securities” under applicable US federal and state securities laws and that, pursuant to these laws, the Seller must not transfer or dispose of the Completion Buyer Shares and the Completion Pre-Funded Warrants unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available, save that the foregoing shall not apply to any transfer of any Buyer Shares by the Seller to any of its Affiliates.

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18.4	The Seller understands that the Completion Buyer Shares and the Completion Pre-Funded Warrants and any securities issued in respect of or exchange of the Completion Buyer Shares or Pre-Funded Warrants may be noted with one or more restrictive legends reflecting the absence of registration.

18.5	The Completion Buyer Shares and the Completion Pre-Funded Warrants will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Completion Buyer Shares or the Completion Pre-Funded Warrants.

18.6	The Seller is a sophisticated investor who is able to fend for itself, can bear the economic risks of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Completion Buyer Shares and the Completion Pre-Funded Warrants.

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Part B – Warranties of the Buyer

1.	Power and Authority; No Restriction

1.1	The Buyer is a company duly incorporated and validly existing under the Laws of the British Virgin Islands.

1.2	The Buyer has the requisite power and authority to enter into and perform this Agreement and the documents referred to in it to which it is a party, and all such documents constitute valid, legal and binding obligations on the Buyer in accordance with their respective terms.

1.3	The execution and performance by the Buyer of this Agreement and the documents referred to in it to which it is a party will not breach or constitute a default under its articles of association, or any agreement, instrument, Order or other restriction which binds such Buyer.

1.4	No Insolvency Event has occurred in respect of the Buyer.

1.5	The Sale Shares and Sale Tokens will be acquired for investment for the Buyer’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and the Buyer has no present intention of selling, granting any participation in, or otherwise distributing the same. The Buyer does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Sale Shares or the Sale Tokens.

1.6	The Buyer is a sophisticated investor who is able to fend for itself, can bear the economic risks of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares and the Sale Tokens.

1.7	The Buyer has obtained all necessary Consents for the Transaction and Completion and all such Consents have not been revoked or withdrawn.

1.8	The Transaction has not been or is not prohibited by any Law or Order which is applicable to the Transaction or the Buyer.

1.9	The Buyer has not received notice of any claim, injunction, order or notice restraining or prohibiting the entering into or the consummation of the Transaction or seeking damages or other recourse in respect thereof, or notice that any of the foregoing is pending or threatened.

2.	The Consideration

2.1	The Completion Buyer Shares, Completion Pre-Funded Warrants and Earn-Out Payments when issued to the Seller or the Designated Entity (as the case may be) will be duly and validly authorised and issued, credited as fully paid and free and clear of all Encumbrances, subject only to restrictions on transfer provided for in the constitutional or governing document of the Buyer or under U.S. securities laws.

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2.2	The Completion Buyer Shares and the Buyer Shares issued upon exercise of the Completion Pre-Funded Warrants or any other Pre-Funded Warrants comprised in any Earn-Out Payments will, when exercised by the Seller or the Designated Entity (as the case may be), rank pari passu with all other shares issued by the Buyer.

2.3	The Buyer has obtained all Consents necessary to enable the issue of the Completion Buyer Shares, the Completion Pre-Funded Warrants and Earn-Out Payments to the Seller. Assuming the accuracy of the representations made by the Seller in paragraph 18 of Part A of this Schedule 1, the offer and issuance by the Buyer of the Buyer Shares pursuant to this Agreement is exempt from registration under the Securities Act of 1933, as amended.

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SCHEDULE 2

(INTERIM PERIOD COVENANTS)

(1)	From the Effective Date until the Completion Date, except as contemplated, permitted, or required by the express terms of this Agreement, or as required by applicable Law, or to the extent that the Buyer otherwise consents in writing (which consent shall not be unreasonably withheld, conditioned, or delayed), the Seller shall, and shall cause GaMee to:

(a)	use reasonable efforts to maintain its assets in good operating condition and repair in accordance with past practices (normal wear and tear excepted);

(b)	use reasonable efforts to maintain current assets and current liabilities at a level consistent with past practice;

(c)	maintain its books, accounts and records in accordance with past custom and practice as used in preparation of the Balance Sheet and the Financial Statements; and

(d)	make capital expenditures in a manner consistent with past practice.

(2)	Without limiting the generality of the foregoing, except as contemplated, permitted, or required by the express terms of this Agreement (including without limitation for the purposes of effecting the Reorganisation Transaction), or as required by applicable Law, prior to the Completion, the Seller shall cause GaMee not to, without the prior written consent of the Buyer (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)	amend the organizational documents of GaMee to;

(i)	grant, issue, sell or otherwise dispose of any Equity Interests of GaMee,

(ii)	grant any options, warrants, calls, or other rights to purchase or otherwise acquire any Equity Interest of the GaMee,

(iii)	split, combine, reclassify, cancel, redeem, repurchase or otherwise recapitalize any of the Equity Interest of GaMee,

(iv)	declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or property) in respect of any Equity Interests of GaMee;

(v)	sell, lease, license, transfer, or otherwise dispose of, or incur any Encumbrance (other than any Encumbrance existing as of the date of this Agreement) on, any assets (tangible or intangible) that are material to the GaMee business, except for the sale, lease, transfer, or disposition of obsolete or damaged inventory in the ordinary course of business, or

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(vi)	purchase or otherwise acquire any material properties or assets (including equity interests) of any other Person;

(vii)	grant or announce any cash or equity or equity-based incentive awards, bonus, retention, change in control, transaction, severance or similar compensation or any increase or decrease in the base salary or wages, bonus opportunity, or other compensation or benefits payable to any officer, employee, director, or other service provider of GaMee;

(viii)	increase or accelerate or commit to accelerate the funding, payment or vesting of the compensation or benefits provided to any employee, officer, director or other service provider of GaMee,

(ix)	implement terminate or amend or modify any employee benefit plan or establish, adopt, or enter into any benefit or compensation plan, program, policy, agreement or arrangement that would be an employee benefit plan if it were in existence as of the date hereof,

(x)	hire, promote or engage, or otherwise enter into any employment or consulting agreement or arrangement with, any employee, officer, director or other service provider of GaMee whose annualized compensation opportunities would exceed US$150,000,

(xi)	terminate any employee, officer, director or other service provider of GaMee other than for cause, whose annualized compensation opportunities would exceed US$150,000; or

(xii)	waive or release any noncompetition, non-solicitation, non-disclosure or other restrictive covenant obligation of any Service Provider of GaMee;

(b)

(i)	enter into any Contract that would be a Material Contract if in existence as of the date hereof, or

(ii)	amend, terminate (other than any expiration of the applicable Material Contract in accordance with its terms) or waive the performance under any Material Contract, other than such amendment, termination or waiver that would not reasonably be expected to be adverse in any material respect to the Buyer after the Completion Date;

(c)	make any material change in any accounting principle, policy, or procedure used by GaMee (other than regarding Taxes), other than changes required by applicable Law or the accounting standards applicable to the relevant company;

(d)

(i)	make, change or revoke any material Tax election (other than pursuant to the Reorganisation Transaction),

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(ii)	change any Tax accounting period,

(iii)	adopt or change any accounting principle, policy, or procedure used by GaMee regarding Taxes,

(iv)	amend any income Tax Return,

(v)	settle or compromise any claim, suit, litigation, proceeding, audit or controversy relating to material Taxes,

(vi)	agree to an extension (other than automatic extensions) or waiver of any statute of limitations with respect to the assessment or determination of any material Taxes; or

(vii)	surrender any right to claim any material Tax refund,

(e)	mortgage, pledge or subject to any Encumbrance (other than any Encumbrances existing as of the date of this Agreement) any of its material assets;

(f)	create, incur, assume, endorse or guarantee any indebtedness for borrowed money, letters of credit or guarantees or otherwise become responsible for the indebtedness of any other Person, except for any credit card line of credit and the accrual of interest on amounts outstanding in the ordinary course of business;

(g)	initiate, waive, compromise, settle or otherwise dispose of any Proceeding, other than settlements that solely involve the payment of monetary damages not in excess of $100,000 in the aggregate and full releases of Liability and without restrictions on the GaMee Business;

(h)	license any Intellectual Property of GaMee, except for non-exclusive licenses granted to customers in the ordinary course of business; or

(i)	authorize, agree in writing or commit (whether written or oral) to do any of the foregoing.

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EXHIBIT A

FORM OF PRE-FUNDED WARRANTS

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